NEWS FOR IMMEDIATE RELEASE
February 5, 2009
CONTACT: Chadwick J. Byrd
(509) 568-7800

Ambassadors Group Reports Results for the Fourth Quarter and Full Year 2008

Spokane, WA. – February 5, 2009

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $0.35 fully diluted per share loss for the fourth quarter, a 10 percent improvement over $0.39 fully diluted per share loss for the same period one year ago. Net loss was $6.5 million and $7.4 million for the fourth quarter ended December 31, 2008 and 2007, respectively. For the year ended December 31, 2008, fully diluted per share earnings was $0.97, a 37 percent decrease from $1.55 fully diluted per share earnings for the same period one year ago. Net income for the year ended December 31, 2008 was $18.5 million, compared to $31.0 million for the year ended December 31, 2007.

As of February 1, 2009, the Company’s enrolled revenue for future travel in comparison to the same date one year ago had decreased 17 percent. Enrolled revenue was $213.9 million relating to its 36,474 net enrolled participants for 2009 travel programs compared to $256.9 million relating to its 45,634 net enrolled participants for 2008. The decrease in enrolled revenue year over year is primarily due to the 20 percent decrease of participants enrolled. Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both expected future enrollments and withdrawals from the Company’s programs.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, "Overall, while our 2008 results are down, we are working to make 2009 as positive as it can be given the highly unfavorable global economic conditions.

"Expense management has been a top priority.  Our largest operating expense is personnel, and we have reduced our total headcount significantly since 2007.  At the end of 2007, we had 298 full time and temporary associates; currently we have 229 full time and temporary associates employed.

"We are still marketing our programs for 2009 and will work to develop and convert every lead that we receive; however, the steady drumbeat of bad economic news is a strong headwind for us and our customers. We are still seeing very high levels of interest in our programs.  Families however, are reluctant in these times to make a financial commitment to our program.  As a result, enrollments for 2009 are not where we would like them to be.

"We have many years of customer data in house, but the customer behavior is not following any trend or pattern we have seen in the past.  This has introduced some uncertainty into our normally strong visibility.  For example, we are seeing a much higher rate of program withdrawal, although it is difficult to ascertain what the final numbers will be.

"Cash generation remains a strength of our business model.  At year end 2008, we had $44.2 million in participant deposits, compared to $42.7 million one year prior despite decreased enrollments.  In 2008, we generated $19.7 million in free cash flow or $1.03 in free cash flow per share.  We returned $19.0 million of this cash back to our shareowners in the form of dividends and stock buybacks.

"We continue to build upon and look for additional opportunities to create long term shareowner value.  We are optimistic that we will emerge stronger, better and more nimble after the downturn.  We appreciate your support."

Quarter Ended December 31, 2008

During the fourth quarter of 2008, we traveled 3,009 delegates, a 7 percent increase from 2,805 delegates traveling during the same quarter one year ago. Gross receipts were $15.1 million in the fourth quarter of 2008 and $13.6 million in the fourth quarter of 2007. Gross margin increased 50 percent, to $5.7 million, in the fourth quarter of 2008 from $3.8 million in the same period of 2007. Gross margin as a percentage of gross receipts increased to 38 percent in the fourth quarter of 2008 from 28 percent in 2007. The increase in gross receipts and gross margin is primarily due to increased delegates travelling with us as well as online content and advertising sales from BookRags Inc. which was acquired in May 2008.  Fourth quarter gross receipts and gross margin in 2008 include $1.0 million and $0.9 million, respectively from BookRags Inc.

Operating expenses were $14.9 million and $15.6 million in the fourth quarters of 2008 and 2007, respectively. Selling and marketing expenses increased $1.4 million as we increased promotional activities for our travel programs, while general and administrative costs decreased $2.2 million  primarily attributable to lower personnel incentive pay and overhead expenses. For the fourth quarter 2008, the operating loss was $9.2 million, compared to $11.9 million for the fourth quarter of 2007.

The Company realized other expenses of $0.2 million in the fourth quarter of 2008, compared to other income of $0.8 million in the fourth quarter of 2007. The $1.0 million decrease is due to $0.3 million less interest income recorded during the fourth quarter of 2008 due to lower average cash balances and interest rates and $0.8 million foreign currency loss recorded on foreign currency contracts for 2009. At the end of every year, the Company’s policy is to be 80 to 100 percent hedged for its forecasted cash flow for the following year. As of December 31, 2008, the Company was approximately 20 percent over-hedged primarily in euro, British pound, and Australian dollar on foreign currency contracts, purchased in the spring and summer of 2008 for 2009 travel expenditures. The over-hedged position is due to the decline in net enrollments for 2009 travel programs combined with lower than expected program costs and the strengthening of the US dollar at the end of 2008 in comparison to foreign currency contracted rates. We will continue to assess our position and plan to exit foreign currency contracts to bring the hedge position down to 100 percent as necessary. As such, we may experience further losses prior to exiting these contracts.

Year Ended December 31, 2008

During the year ended December 31, 2008, we have traveled 41,929 delegates, a 20 percent decrease from 52,661 traveled during 2007. Comparing 2008 and 2007, gross receipts decreased 17 percent to $229.2 million from $277.3 million, while gross margin decreased 18 percent to $78.9 million from $96.0 million, respectively. Gross margin as a percent of gross receipts was 34 percent and 35 percent during 2008 and 2007, respectively. The decreased gross receipts and gross margin resulted primarily from the decrease in delegates traveling in the year of 2008 compared to 2007, coupled with increased international air costs experienced in the summer of 2008. Gross receipts and gross margin in 2008 include $1.9 million and $1.7 million from BookRags Inc., which the Company acquired in May 2008.

Operating expenses for the year ended December 31, 2008 and 2007 were $53.4 and $54.2 million, respectively. The $0.8 million decrease was due primarily to the net effect of increased marketing expenses for 2009 travel programs offset by decreased personnel incentive pay and overhead expenses as a result of expense management measures implemented throughout 2008. Operating income was $25.5 million and $41.8 million, for the year ended December 31, 2008 and 2007, respectively.

Other income was $2.2 million and $4.2 million in the year ended December 31, 2008 and 2007, respectively. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities and foreign currency losses. The decrease in other income is due to a decline of $1.3 million in interest and dividend income, caused by lower interest rates on lower average cash and investment balances coupled with  $0.8 million in unrealized foreign currency losses taken on over hedged positions for 2009 travel.

Cash Flow and Balance Sheet

Total assets at December 31, 2008 were $124.3 million, of which 60 percent, or $74.4 million, were cash and short term investments. Our deployable cash (see definition following the cash flow statement of the press release) was $29.9 million and participant deposits were $44.2 million at the end of the fourth quarter of 2008.

Cash provided by operations was $24.7 million and $16.4 million during the years ended December 31, 2008 and 2007. The increase in 2008 resulted from an increase in cash provided by participant deposits netted with decreased net income year over year. Cash used in investing activities was $16.2 million for the year ended December 31, 2008 and cash provided by investing activities was $9.7 million for the year ended December 31, 2007. This fluctuation was primarily due to the acquisition of BookRags Inc. during the year ended December 31, 2008 in comparison to the net effect of short-term investment purchases and construction of a new facility in 2007.

Cash used in financing activities was $18.8 million and $45.6 million during the years ended December 31, 2008 and 2007, respectively, as a net result of $10.2 million and $41.2 million of common stock repurchases during 2008 and 2007, respectively. During each year ended December 31, 2008 and 2007, we distributed $8.8 million and $8.9 million in cash dividends to our shareholders.

The following summarizes our statements of operations for the quarters and the years ended December 31, 2008 and 2007 (in thousands, except per share amounts).

	UNAUDITED
	Year ended December 31		Quarter ended December 31
	2008	2007	2008	2007
Gross receipts	$229,157	$277,346	$15,057	$13,552
Gross margin	$78,879	$96,045	$5,674	$3,779
Operating expenses:
Selling and marketing	40,842	38,943	11,301	9,877
General and administration	12,568	15,274	3,590	5,771
Total operating expenses	53,410	54,217	14,891	15,648

Operating income (loss)	25,469	41,828	(9,217)	(11,869)

Other income (expense)
Interest and dividend income	3,057	4,355	562	842
Foreign currency and other expense	(811)	(183)	(791)	(7)
Total other income (expense)	2,246	4,172	(229)	835
Income (loss) before tax	27,715	46,000	(9,446)	(11,034)
Income tax (provision) benefit	(9,169)	(14,953)	2,984	3,612
Net income (loss)	$18,546	$31,047	$(6,462)	$(7,422)

Earnings (loss) per share – basic	$0.99	$1.60	$(0.35)	$(0.39)

Weighted average shares outstanding – basic	18,745	19,385	18,589	19,261

Earnings (loss) per share – diluted	$0.97	$1.55	$(0.35)	$(0.39)

Weighted average shares outstanding – diluted	19,210	20,094	18,589	19,261

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

Our operations are organized into two operating segments, consisting of (1) educational travel services to students, professionals and athletes through multiple itineraries within four educational and cultural program types and (2) internet research content sales from BookRags Inc. The travel programs are aggregated as a single reporting segment based on the similarity of their economic characteristics, as well as services provided.

The following presents the segment operating performance during the quarter and year ended December 31, 2008, respectively and total assets as of December 31, 2008, incorporating BookRags Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

Quarter ended December 31, 2008:	Ambassador Programs and Other	BookRags	Consolidated
Gross margin	$4,793	$881	$5,674
Operating income	(9,812)	595	(9,217)
Total assets	113,713	10,564	124,277

Year ended December 31, 2008:	Ambassador Programs and Other	BookRags	Consolidated
Gross margin	$77,175	$1,704	$78,879
Operating income	24,328	1,141	24,469
Total assets	113,713	10,564	124,277

For all periods prior to May 15, 2008, our operations were organized in one reporting segment.

The following summarizes our balance sheets as of December 31, 2008 and 2007 (in thousands):

	UNAUDITED
	2008	2007
Assets
Cash and cash equivalents	$6,989	$17,281
Available-for-sale securities	67,436	67,713
Foreign currency exchange contracts	—	3,461
Prepaid program cost and expenses	4,160	3,624
Accounts receivable	1,966	641
Deferred tax asset	2,780	—
Total current assets	83,331	92,720
Property and equipment, net	29,148	27,454
Available-for-sale securities	2,100	—
Deferred tax asset	241	1,338
Intangibles	2,404	—
Goodwill and other assets	7,053	192
Total assets	$124,277	$121,704

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$4,342	$5,287
Foreign currency exchange contracts	6,641	—
Participants’ deposits	44,166	42,723
Deferred tax liability	—	1,096
Other liabilities	131	187
Total current liabilities	55,280	49,293
Foreign currency exchange contracts	1,764	—
Capital lease, long term	—	11
Total liabilities	57,044	49,304
Stockholders’ equity	67,233	72,400
Total liabilities and stockholders’ equity	$124,277	$121,704

The following summarizes our statements of cash flows for the years ended December 31, 2008 and 2007 (in thousands):

	UNAUDITED
	2008	2007
Cash flows from operating activities:
Net income	$18,546	$31,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,426	2,532
Deferred income tax (benefit) provision	1,034	(71)
Stock-based compensation	2,061	1,952
Short-fall (excess) tax benefit from stock-based compensation	134	(2,707)
(Gain) loss on sale of assets	(25)	155
Loss on foreign currency contracts	759	—
Change in assets and liabilities, net of business acquired:
Accounts receivable and other current assets	(1,147)	34
Prepaid program costs and expenses	(533)	162
Accounts payable, accrued expenses, and other current liabilities	(966)	1,260
Participants’ deposits	1,443	(17,928)
Net cash provided by operating activities	24,732	16,436
Cash flows from investing activities:
Purchase of property and equipment and other, net	(4,991)	(19,271)
Purchase of intangibles	(207)	—
Net cash paid for acquisition	(9,373)	—
Net change in available-for-sale securities	(1,610)	28,948
Net cash provided by (used in) investing activities	(16,181)	9,677
Cash flows from financing activities:
Dividend payment to shareholders	(8,801)	(8,940)
Repurchase of common stock	(10,156)	(41,163)
Proceeds from exercise of stock options	398	1,969
Short-fall (excess) tax benefit from stock-based compensation	(134)	2,707
Capital lease payments and other	(150)	(189)
Net cash used in financing activities	(18,843)	(45,616)
Net decrease in cash and cash equivalents	(10,292)	(19,503)
Cash and cash equivalents, beginning of period	17,281	36,784
Cash and cash equivalents, end of period	$6,989	$17,281

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available for sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. Free cash flow per share is calculated as net cash provided by operating activities less purchases of property and equipment divided by weighted average diluted shares outstanding. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our deployable cash as of December 31, 2008 and 2007 (in thousands):

	2008	2007
Cash, cash equivalents and available-for-sale securities	$74,425	$84,994
Prepaid program cost and expenses	4,160	3,624
Less: Participants’ deposits	(44,166)	(42,723)
Less: Accounts payable / accruals / other liabilities	(4,473)	(5,474)
Deployable cash	$29,946	$40,421

Quarterly conference call and webcast

We will host a conference call to discuss fourth quarter 2008 results of operations on Friday, February 6, 2009 at 8:30 Pacific Time. You may join the call by dialing 800.597.0339 then using the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 73566414 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning February 6, 2009 at 11:30 a.m. until April 5, 2009.

Business overview

Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 8.4 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Seattle, Washington and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 6, 2008 and proxy statement filed April 8, 2008.